Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-139791 of our report dated March 8, 2007 (except for Note 26, which is as at April 16, 2007) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to our consideration of internal control over financial reporting) relating to the financial statements and financial statement schedule of Masonite International Inc. appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the headings “Selected Financial Data” and “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Independent Registered Chartered Accountants

Licensed Public Accountants

Mississauga, Canada

April 16, 2007